UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2006

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 22, 2006, Smithfield Foods, Inc. (the “Company”) entered into a €300,000,000 secured revolving credit facility (the “Revolving Facility Agreement”) with Smithfield Capital Europe BV (“Smithfield Capital Europe”), a wholly-owned subsidiary of the Company, the subsidiary guarantors of the Company identified therein, the lenders identified therein, BNP Paribas and Societe Generale Corporate & Investment Banking as lead arrangers, and Societe Generale as facility agent and security agent.

The Revolving Facility Agreement terminates on August 21, 2009 unless extended pursuant to its terms. Smithfield Capital Europe may draw down funds as a revolving loan under the facility. The proceeds of any borrowings under the Revolving Facility Agreement may be used for general corporate purposes.

The Revolving Facility Agreement is secured by 12,098,559 shares (the “Pledged Shares”) of stock of Campofrío Alimentación S.A. (“Campofrío”) owned by two subsidiaries of the Company, Cold Field Investment LLC and Smithfield Insurance Co. Ltd. The Pledged Shares represent all the shares of Campofrío owned by the Company and its subsidiaries (which constitute approximately 23% of the outstanding shares of Campofrío). In addition, the Company and three of its subsidiaries incorporated in Europe are providing an unconditional guarantee of Smithfield Capital Europe’s obligations, including payment obligations, under the Revolving Facility Agreement.

The interest rate on borrowings under the Revolving Facility Agreement is based on EURIBOR (or LIBOR for any loan not denominated in euro) plus an applicable margin based on the Company’s credit rating and certain specified costs. The initial interest rate is 4.125%.

The Revolving Facility Agreement contains financial covenants relating to interest coverage, asset coverage and leverage ratios and ratios based on the market price of Campofrío stock. Other covenants contained in the Revolving Facility Agreement restrict, among other things, certain asset dispositions, encumbrances, debt, acquisitions, mergers and receivable financings.

The Revolving Facility Agreement contains customary events of default upon the occurrence of such events as nonpayment of amounts due under the Revolving Facility Agreement, violation of covenants and other contract provisions (subject in certain cases to customary grace and cure periods) and cross defaults under certain other debt agreements/instruments. If an event of default occurs, the facility agent can declare all amounts outstanding under the Revolving Facility Agreement immediately due and payable and has recourse to the collateral.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, commercial banking services and general financial and other services to the Company, all on commercial terms, for which they have in the past received, and may in the future receive, customary fees and payments.

The Revolving Facility Agreement is filed as Exhibit 4.1 to this report and the foregoing summary description of such agreement and the transactions contemplated by it is qualified in its entirety by reference to the complete text of such agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 4.1	Multicurrency Revolving Facility Agreement dated August 22, 2006 between Smithfield
Foods, Inc., Smithfield Capital Europe BV, the subsidiary guarantors party thereto, the lenders party thereto, BNP Paribas and Societe Generale Corporate & Investment Banking as lead arrangers, and Societe Generale as facility agent and security agent relating to a €300,000,000 secured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: August 28, 2006	/s/ Michael H. Cole
Michael H. Cole Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 4.1	Multicurrency Revolving Facility Agreement dated August 22, 2006 between Smithfield
Foods, Inc., Smithfield Capital Europe BV, the subsidiary guarantors party thereto, the lenders party thereto, BNP Paribas and Societe Generale Corporate & Investment Banking as lead arrangers, and Societe Generale as facility agent and security agent relating to a €300,000,000 secured revolving credit facility.